EXHIBIT 10.20

AMENDMENT TO OFFER LETTER

This amendment (the “Amendment”) is made by and between Benjamin Loh (the “Employee”) and FEI Company (the “Company” and together with the Employee hereinafter collectively referred to as the “Parties”).

WHEREAS, the Parties previously entered into an offer letter agreement effective May 6, 2007 (the “Offer Letter”); and

WHEREAS, the Parties wish to amend the Offer Letter in order to bring such terms into compliance with Section 409A of the Internal Revenue Code of 1986, as amended and the final regulations and other official guidance thereunder, as set forth below.

NOW, THEREFORE, for good and valuable consideration, the Parties agree as follows:

1. The following four new paragraphs are added to the Offer Letter:

“Any cash severance payable pursuant to the terms of this agreement shall be paid in a single lump sum payment (less applicable withholding taxes) within sixty (60) days following your termination of employment, subject to any required payment delay described in the following paragraph.

Notwithstanding anything herein to the contrary, no Deferred Compensation Separation Benefits (as defined below) or other severance benefits that otherwise are exempt from Section 409A (as defined below) pursuant to Treasury Regulation Section 1.409A-1(b)(9) will become payable until you have a “separation from service” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the final regulations and any guidance promulgated thereunder (“Section 409A”). Further, if you are a “specified employee” within the meaning of Section 409A at the time of your separation from service(other than due to death), then the severance benefits payable to you under this agreement, if any, and any other severance payments or separation benefits that may be considered deferred compensation under Section 409A (together, the “Deferred Compensation Separation Benefits”) otherwise due to you on or within the six (6) month period following your separation will accrue during such six (6) month period and will become payable in a lump sum payment (less applicable withholding taxes) on the date six (6) months and one (1) day following the date of your separation from service. All subsequent payments, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. Notwithstanding anything herein to the contrary, if you die following your separation but prior to the six-month anniversary of the date of separation, then any payments delayed in accordance with this paragraph will be payable in a lump sum (less applicable withholding taxes) to your estate as soon as administratively practicable after the date of your death and all other Deferred

Compensation Separation Benefits will be payable in accordance with the payment schedule applicable to each payment or benefit.

It is the intent of this agreement to comply with the requirements of Section 409A so that none of the severance payments and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply. You and the Company agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition under Section 409A prior to actual payment to you.

Any taxable reimbursements and/or taxable in-kind benefits provided in this agreement, including but not limited to the Living Allowance, that are subject to Section 409A shall be made or provided in accordance with the following requirements: (i) taxable reimbursements shall only be provided for eligible expenses incurred by you during your employment with the Company and taxable in-kind benefits shall only be provided to you during your employment with the Company; (i) the amount of any such expense reimbursement or in-kind benefit provided during your taxable year shall not affect any expenses eligible for reimbursement in any other taxable year; (ii) the reimbursement of an eligible expense shall be made no later than the last day of your taxable year that immediately follows the taxable year in which the expense was incurred; and (iii) the right to any such reimbursement shall not be subject to liquidation or exchange for another benefit or payment.”

2. This Amendment, taken together with the Offer Letter, supersedes any and all previous contracts, arrangements or understandings between the parties with respect to the subject hereof, and may not be amended adversely to Employee’s interest except by mutual written agreement of the Parties. To the extent not amended hereby, the Offer Letter remains in full force and effect.

3. This Amendment will become effective on the date that it is signed by both Parties (the “Effective Date”).

[Signature page follows]

IN WITNESS WHEREOF, each of the Parties has executed this Amendment, in the case of the Company by its duly authorized officer, as of this 19th day of December of the year 2008.

FEI COMPANY

/s/ Tim Ashcroft
By: Tim Ashcroft
Title: VP, Human Resources

ACCEPTED AND AGREED TO this 19th day of December, 2008.

/s/ Benjamin Loh
BENJAMIN LOH